QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.2

Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

Relating to the offer by
GRUPO TMM, S.A.

to Exchange

Senior Secured Notes due 2007
(Unconditionally guaranteed on a senior secured basis by certain wholly owned direct and indirect subsidiaries of Grupo TMM, S.A.), for outstanding 9 1/2% Notes due 2003 and 10 1/4% Senior Notes due 2006 of Grupo TMM, S.A.
Pursuant to the prospectus

and

Solicitation of Consents to Amend the Indenture governing the
10 1/4% Senior Notes due 2006 (the "consent solicitation");

and

Solicitation of Acceptances to a U.S. Prepackaged Plan of Reorganization.

THE EXCHANGE OFFER FOR AND WITH RESPECT TO THE EXISTING NOTES WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON            2004, UNLESS EXTENDED IN ACCORDANCE WITH THE PROSPECTUS (THE "EXPIRATION DATE").

To:	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	, 2004

        We are offering, in exchange, upon and subject to the terms and conditions set forth in the prospectus and solicitation statement, dated                        , 2004 (the "Prospectus"), and the related letter of transmittal (the "Letter of Transmittal"), for each $1,000 principal amount of our outstanding 9 1/2% Notes due 2003, which we refer to as the "2003 notes," of which $176,875,000 aggregate principal amount is outstanding, and for each $1,000 principal amount of our outstanding 10 1/4% Senior Notes due 2006, which we refer to as the "2006 notes," of which $200,000,000 aggregate principal amount is outstanding, $1,000 principal amount of Senior Secured Notes due 2007 (the "New Notes") plus accrued and unpaid interest as set forth in the Prospectus and a consent fee equal to, in the aggregate, 5% of the sum of the principal amount of the Existing Notes plus respective accrued interest to December 24, 2003. We refer to the 2003 notes and the 2006 notes collectively as the "Existing Notes." Terms used herein but not defined herein shall have the meanings set forth in the Prospectus.

        We are also soliciting consents from holders of the 2006 notes to amend and/or waive some provisions of the indenture governing the 2006 notes.

        As an alternative to the exchange offer but on substantially similar terms to the exchange offer, we are also concurrently soliciting votes for a voluntary U.S. Chapter 11 bankruptcy, which we refer to as the "U.S. prepackaged plan." We will commence the U.S. prepackaged plan if all of the conditions to the exchange offer are not met or waived by us, but all of the conditions to the U.S. prepackaged plan are met. Holders can vote on the U.S. prepackaged plan by completing the ballot being sent under separate cover and delivering it as described therein.

        If holders wish to participate in the exchange offer, they must tender their Existing Notes on or after            2004. Tenders for exchange of Existing Notes for New Notes that are made on or after            2004 are irrevocable and may not be withdrawn, except in the event the Company materially amends the terms of the exchange offer or waives a condition or as required by applicable law.

        Existing Notes tendered in the exchange offer must be in denominations of $1,000.

        The effectiveness of the exchange offer and the consent solicitation is conditioned, among other things, on the receipt of tenders of at least 98% of the aggregate principal amount of the 2003 notes outstanding and at least 95% of the aggregate principal amount of the 2006 notes outstanding.

        We are requesting that you contact your clients for whom you hold Existing Notes registered in your name or the name of your nominee, or who hold Existing Notes registered in their own names. For your information and for forwarding to your clients, we are enclosing the following documents:

  1.
  The Prospectus;

  2.
  The Letter of Transmittal for your use in connection with the tender of the Existing Notes and for the information of your clients;

  3.
  A form of letter that may be sent to your clients for whose account you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer.

        If your Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender them in the exchange offer, you should promptly contact the person in whose name the Existing Notes are registered and instruct that person to tender on your behalf.

        If your Existing Notes are held by you as physical certificates registered in your name, and you wish to tender them in the exchange offer, you must (a) deliver these Existing Notes to a broker, dealer, commercial bank, trust company or other custodian that can act on your behalf and that has an account at DTC, and (b) instruct this custodian to tender your Existing Notes on your behalf. We are requiring this because the New Notes will be available only in book-entry form through accounts at DTC. Since you would, in any event, be required to provide a DTC account that could receive the New Notes, we are requiring that you tender your Existing Notes through a DTC account also. If you need any assistance with this, contact the solicitation agent at its phone number listed on the back cover page of the Prospectus.

        If your Existing Notes are held through Euroclear or Clearstream, Luxembourg, you must comply with the procedures established by Euroclear or Clearstream, Luxembourg, as applicable, for the exchange offer. Euroclear and Clearstream, Luxembourg intend to collect from their direct participants (a) instructions to (1) tender Existing Notes held by them on behalf of their direct participants in the exchange offer, (2) "block" any transfer of Existing Notes so tendered until the completion of the exchange offer and (3) debit their account on the settlement date in respect of all Existing Notes accepted for exchange by the Company and (b) irrevocable authorizations to disclose the names of the direct participants and information about the foregoing instructions. Upon the receipt of these instructions, Euroclear and Clearstream, Luxembourg will advise, indirectly, the exchange agent of the amount of Existing Notes being tendered and other required information. Euroclear and Clearstream, Luxembourg may impose additional deadlines in order to process properly these instructions. As a part of tendering through Euroclear or Clearstream, Luxembourg, you are required to become aware of any such additional deadlines.

        If your Existing Notes are held through the DTC, to participate in the exchange offer and deliver the related consent, you must tender by book-entry transfer to the account of the Bank of New York (the "exchange agent") at DTC through the Automated Tender Offer Program ("ATOP"), for which the exchange offer is eligible. Financial institutions that are DTC participants may execute tenders through ATOP by transmitting acceptance of the exchange offer to DTC on or prior to the Expiration Date. DTC will verify acceptance of the exchange offer, execute a book-entry transfer of the tendered Existing Notes into the account of the exchange agent at DTC and send to the exchange agent a "book-entry confirmation," which shall include an agent's message. An "agent's message" is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering Existing Notes that the participant has received and agrees to be bound by the terms of the Letter of Transmittal as a signatory thereof and that the Company may enforce such agreement against the participant. Delivery of the agent's message by DTC will satisfy the terms of the exchange offer as to deemed delivery of a Letter of Transmittal by the DTC participant identified in the agent's message. Accordingly, holders who wish to tender their Existing Notes must do so through DTC's ATOP procedures and shall be bound by, but need not complete, this Letter of Transmittal.

        By complying with DTC's ATOP procedures with respect to the exchange offer, the DTC participant confirms on behalf of itself and the beneficial owners of tendered Existing Notes all provisions of the Letter of Transmittal applicable to it and such beneficial owners.

        We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Existing Notes held by them as nominee or in a fiduciary capacity. We will pay or cause to be paid all stock transfer taxes applicable to the exchange of Existing Notes pursuant to the exchange offer, except as otherwise provided in the instructions in the Letter of Transmittal.

        Any inquiries you may have with respect to the exchange offer and consent solicitations, or requests for additional copies of the enclosed materials, should be directed to the solicitation agent at its address and telephone number set forth in the Letter of Transmittal.

Very truly yours, GRUPO TMM, S.A.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF GRUPO TMM, S.A. OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER OR THE U.S. PREPACKAGED PLAN, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

QuickLinks

  EXHIBIT 99.2
Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees
Relating to the offer by GRUPO TMM, S.A. to Exchange